Exhibit 10.11

Maddox Defense

Manufacturing Agreement

This Manufacturing Agreement (the "Agreement") is entered into on this9thday of September, 2024, by and between Maddox Defense ("Prime Contractor"), a company organized and existing under the laws of California, and Maddox Industries ("Subcontractor"), a company organized and existing under the common laws of Puerto Rico.

Recitals

Whereas Maddox Defense has entered into a contract with the U.S. Department of Health and Human Services (HHS) through Airboss Defense Group for the manufacturing and supply of Level 2 isolation gowns for the Strategic National Stockpile (the "HHS Contract");

Whereas Maddox Defense desires to engage Maddox Industries as a subcontractor to manufacture and supply these isolation gowns in accordance with HHS specifications;

Now, therefore, in consideration of the mutual covenants and conditions herein, the parties agree as follows:

1. Scope of Work

•	Maddox Industries shall manufacture Level 2 isolation gowns that meet HHS and
•	Maddox Defense specifications and criteria.
•	All production, inspection, and packaging processes shall comply with FDA and HHS requirements and pass inspection by Maddox Defense and/or designated representatives.
•	Gown production shall occur in a physically sectioned area with dedicated labor, and must meet FDA standards.
•	All gowns must be fully bagged, boxed, and labeled in accordance with Maddox Defense requirements.

2. Compensation

•	The parties agree to acost-pluscompensation structure.
•	Maddox Defense will reimburse Maddox Industries for the true labor cost associated with gown production, plus a profit margin of $0.02 to $0.035 per gown.
•	All labor invoices shall be based on actual payroll records, and gowns shall be deemed delivered for accounting purposes once Maddox Industries runs and closes the applicable payroll period.

3. Delivery and Schedule

•	The scope of this contract covers production of 35 million gownsover a 30-month period.

•	Production will scale gradually from December 2024 to July 2025 to allow for labor ramp-up and training.
•	Timely and progressive delivery as agreed monthly is critical. Delays may trigger remedies under Section 6.

4. Quality Control and Inspection

•	All gowns must meet Maddox Defense and HHS specifications.
•	Maddox Defense reserves the right to inspect the facilities, review quality control systems, and reject non-compliant gowns.

5. Facilities and Utilities

•	Maddox Industries shall provide its own production facilities and utilities, unless production occurs in Maddox Defense facilities under a separate facility-sharing agreement.

6. Liquidated Damages

•	If Maddox Industries fails to deliver gowns timely or fails quality standards, Maddox Defense may withhold payment or assess penalties to cover losses incurred under the HHS Contract.

7. Payment Terms

•	Payment terms shall be Net 60 from the date of each invoice, unless otherwise modified month to month by written agreement.

8. Term and Termination

•	This Agreement remains in effect until all gowns are delivered and accepted, or until terminated by either party with 30 days’ written notice.
•	Either party may terminate immediately upon material breach.

9. Indemnification

•	Maddox Industries agrees to indemnify and hold harmless Maddox Defense against claims, liabilities, or damages resulting from non-compliance or negligence.

10. Governing Law

•	This Agreement shall be governed by and construed under the laws of the State of Texas.

11. Entire Agreement

•	This Agreement represents the entire agreement between the parties and supersedes any prior discussions or agreements.
•	See exhibits to follow for productions schedules.

IN WITNESS WHEREOF, the parties hereto have executed this Manufacturing Agreement as of the date first written above.